Five Star Bank

August 12, 2009

Mr. Karl Krebs
9130 Beech Meadow Court
Clarence Center, NY 14032

Dear Karl,

I am pleased to extend a formal offer to you for the position of Chief Financial Officer. Upon approval by the Board of Directors, you would also be appointed an Executive Vice President. You will report to me as President and CEO. The starting biweekly salary will be $6,538.47, which annualizes to $170,000.00 and your first day of employment with Financial Institutions/Five Star Bank will be Thursday, October 1, 2009.

As a regular full time employee, your compensation package also includes:

•	A restricted stock grant with a value of $20,000.00 based on our stock’s closing price on October 1, 2009. These shares will vest on October 1, 2011;

•	Beginning January 1, 2010, you will be eligible to participate in the Management Annual Incentive Plan, subject to the provisions of TARP;

•	Beginning January 1, 2010, you will be eligible to participate in the Performance Based Equity Incentive Plan, subject to the provisions of TARP;

•	You will be provided with a Company car and a paid club membership that we mutually agree to;

•	You will receive a cell phone and a Company credit card;

•	As an Executive Vice President you will be eligible for four (4) weeks of paid vacation annually.

Your eligibility for all other Company benefits will be reviewed with you when you meet with a member of our Human Resource Department on or about your first day of employment.

Our challenges and opportunities are many as we move forward with the initiatives that will make us a stronger Company. Your role in these efforts will be important to ensuring a successful outcome. I am anticipating that you will have a favorable response to our offer, and I look forward to working with you.

Cordially,

/s/ Peter
Peter G. Humphrey
President & Chief Executive Officer

Offer of Employment Accepted: /s/ Karl F. Krebs

Dated: August 19, 2009

Agreed Upon Start Date: